As filed with the Securities and Exchange Commission on December 23, 2025

Registration No. 333-257619
Registration No. 333-272294

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-257619
FORM S-8 REGISTRATION STATEMENT NO. 333-272294
UNDER
THE SECURITIES ACT OF 1933

Integral Ad Science Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	83-0731995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 E 49th Street, 20th Floor New York, NY (Address of Principal Executive Offices)	10017 (Zip Code)

Integral Ad Science Holding Corp. 2021 Omnibus Incentive Plan
Integral Ad Science Holding Corp. Amended and Restated 2018 Non-Qualified Stock Option Plan
Integral Ad Science Holding Corp. 2021 Employee Stock Purchase Plan
(Full title of the plans)

Lisa Utzschneider
Chief Executive Officer
12 E 49th Street, 20th Floor
New York, NY
(Name and address of agent for service)

(646) 278-4871
(Telephone number, including area code, of agent for service)

With a copy to:

Russell L. Leaf
Jared N. Fertman
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Integral Ad Science Holding Corp., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”). The Post-Effective Amendments are being filed to deregister any and all securities, including shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”), that remain unsold or otherwise unissued as of the date hereof under such Registration Statements:

•
Registration Statement on Form S-8 (Registration No. 333-257619) filed with the SEC on July 1, 2021 registering (i) 23,642,252 shares of Common Stock issuable pursuant to the Integral Ad Science Holding Corp. 2021 Omnibus Incentive Plan (the “Omnibus Plan”), (ii) 8,551,940 shares of Common Stock issuable pursuant to the Integral Ad Science Holding Corp. Amended and Restated 2018 Non-Qualified Stock Option Plan (the “Option Plan”) and (iii) 1,787,484  shares of Common Stock issuable pursuant to the Integral Ad Science Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP”); and

•	Registration Statement on Form S-8 (Registration No. 333-272294) filed with the SEC on May 31, 2023 registering 20,000,000 additional shares of Common Stock issuable pursuant to the Omnibus Plan.

On December 23, 2025 (the “Effective Date”), pursuant to the terms of the Agreement and Plan of Merger, dated as of September 24, 2025 (the “Merger Agreement”), by and among the Registrant, Igloo Group Parent, Inc., a Delaware corporation (“Parent”), and Igloo Group Acquisition Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). Subject to certain exceptions outlined in the Merger Agreement, each outstanding share of Common Stock and each outstanding equity incentive award was either converted into the right to receive a cash payment, a replacement award or cancelled. In connection with the Merger, the Registrant has terminated the Omnibus Plan, the Option Plan and the ESPP, effective as of the Effective Date.

Further, in connection with the Merger, the Registrant has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, the Registrant is filing the Post-Effective Amendments to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all of its securities registered under the Registration Statements, including shares of Common Stock, that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities, and the Registrant hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 23, 2025.

INTEGRAL AD SCIENCE HOLDING CORP.

By:	/s/ Lisa Utzschneider
Name:	Lisa Utzschneider
Title:	Chief Executive Officer

No other person is required to sign the Post-Effective Amendments in reliance on Rule 478 under the Securities Act of 1933, as amended.